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                                                                    Exhibit 11.1


                                  MAXIS, INC.

                 Statement of Computation of Per Share Earnings
                    (In thousands, except per share amounts)
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


                                                    Fiscal Years Ended March 31
                                                      1996      1995      1994
                                                    --------  --------  --------
Net Income                                           $ 6,188    $3,606    $1,751
Computations of weighted average common and common equivalent shares outstanding:

Weighted average common shares outstanding             8,390     5,804     5,558

Common equivalent shares from stock options issued
 during the twelve-month period prior to the
 Company's initial public offering                        --       993       993

Common equivalent shares attributable to:

 Redeemable preferred stock (if-converted method)      2,094     2,109     2,070

 Stock options (treasury stock method)                   567         9        --
                                                     -------    ------    ------
Shares used in computing net income per share         11,051     8,915     8,621
                                                     =======    ======    ======
Net income per share                                   $0.56     $0.40    $ 0.20
                                                     =======    ======    ======
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